EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

THOMSON:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13178, 333-14224, 333-119938, 333-124241, 333-130657, 333-137680 and 333-149066) of THOMSON of our reports dated April 21, 2008, with respect to the consolidated balance sheets of THOMSON as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and recognized income and expense, for each of the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of THOMSON.

KPMG Audit
Département de KPMG S.A.

Isabelle Allen	Grégoire Menou

Paris La Défense, France

April  21, 2008